EXHIBIT 99.1

Summer Infant Reports Second Quarter Results

Inventory Reduction Nearly Complete; Company Enacts Cost Reduction Initiatives

WOONSOCKET, R.I., Aug. 5, 2015 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), global leader in premium infant and juvenile products, today announced financial results for the second quarter and six months ended July 4, 2015.

"It's been very busy at Summer Infant since last quarter, and we've accomplished a great deal in a relatively short period of time," said Bob Stebenne, Chief Executive Officer. "After completing the refinancing of our credit agreements – which will improve bottom line results going forward – we tackled a number of operational issues, including excess inventory. We successfully sold or eliminated approximately $6.5 million of idle inventory in the second quarter and are working to address any remaining such inventory, although the associated charges are largely behind us. Unfortunately, due to the timing of certain orders from a key customer, our overall inventory levels did not fall as much as anticipated – and so addressing this remains a priority for the third quarter.

"Overall, our strategy of focusing on core branded products remains an integral part of our plan to accelerate top line growth and drive margin expansion. At the same time, we are taking steps to reduce costs, streamline our operations, and improve working capital – all with the goal of eliminating additional expense going forward. We've made headway across our organization towards achieving better results but know we have more work to do to ensure consistent returns, higher growth, and a stronger Company heading into 2016."

Second Quarter Results

Net sales for the three months ended July 4, 2015 were $51.8 million compared with $52.6 million for the three months ended June 30, 2014. The revenue decline year-over-year was primarily due to: (i) lower sales of licensed, private label, and furniture non-core business; (ii) reduced-price sales tied to bank-approved inventory reduction efforts; and (iii) delayed orders from a significant Summer Infant customer. The Company sold or eliminated approximately $6.5 million of excess inventory during the quarter, negatively impacting both sales and margins. Excluding $2.2 million and $3.3 million of sales related to licensed, private label, and furniture business in fiscal 2015 and 2014, respectively, core branded business sales increased by 1.8% year-over-year.

Gross profit for the second quarter of 2015 was $13.8 million compared with $17.4 million in the second quarter of 2014, primarily reflecting slightly lower sales due to the business transition previously mentioned, the impact of inventory sold below cost related to our inventory reduction plan, inventory charges taken to exit the furniture business, and foreign exchange losses primarily due to the decline in the value of the Canadian dollar. Excluding these charges in the quarter, gross profit as a percent of net sales on core business was 32.8% in the second quarter of fiscal 2015 as compared to a gross margin of 33.2% in fiscal 2014.

Selling expenses were $4.3 million in the second quarter of 2015 compared with $4.9 million in the second quarter of 2014, reflecting reduced advertising costs. General and administrative expenses rose to $12.0 million in fiscal 2015 from $9.9 million in fiscal 2014, primarily due to increased legal costs as well as ongoing investments in marketing and new product development. The legal expenses were in connection with a legal complaint filed on May 27, 2015 and an employee termination settled in the second quarter. The Company has initiated cost reduction actions that are expected to reduce general and administrative expenses in the second half of the year.

Interest expense increased to $1.3 million in the second quarter of 2015 from $0.8 million last year, reflecting a non-cash write-off of $0.7 million in the quarter, consisting of previously-unamortized financing costs and termination fees associated with the Company's old credit facility. Summer Infant expects interest expense to decline approximately $1.0 million on an annualized basis due to the new credit facility.

The Company reported a net loss of $3.5 million, or $(0.19) per share, in the second quarter of 2015 compared with net income of $0.3 million, or $0.02 per diluted share, in the second quarter of 2014.

Adjusted EBITDA for the second quarter of 2015 was $2.2 million compared with $3.4 million for the second quarter of 2014. Adjusted EBITDA for the second quarter of 2015 includes $4.4 million in bank permitted add-back charges compared with $0.4 million in the second quarter of 2014.

Adjusted EBITDA is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of July 4, 2015, the Company had approximately $1.5 million of cash and $55.3 million of debt compared with $1.3 million of cash and $58.7 million of debt on January 3, 2015. As previously announced, the Company replaced its credit facilities during the second quarter, replacing an $80 million revolving credit facility and $15 million term loan with a $60 million revolving credit facility, a $5 million "first in last out" (FILO) facility, and $10 million term loan facility. The credit facility also has a $15 million accordion feature.

Inventory at July 4, 2015 was $42.9 million compared with $44.0 million at January 3, 2015; the Company sold or eliminated approximately $6.5 million of excess inventory during the quarter, with the inventory charges mostly taken in the second quarter. The Company ended the quarter with higher-than-expected inventory levels due to certain delayed orders from a customer, as discussed above.

Trade receivables at the end of the second quarter were $40.4 million compared with $38.8 million as of January 3, 2015. Accounts payable and accrued expenses were $38.0 million as of July 4, 2015, compared with $30.5 million at the end of fiscal 2014.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, August 6, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 877-270-2148 or 412-902-6510. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) improved flexibility and savings from its refinanced credit facility, (ii) the impact of cost reductions, and (iii) its ability to continue to decrease inventory levels. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers and in new channels; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2015, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2015	June 30, 2014	July 4, 2015	June 30, 2014

Net sales	$ 51,807	$ 52,556	$ 104,820	$ 103,370
Cost of goods sold	38,036	35,112	74,074	69,477
Gross profit	$ 13,771	$ 17,444	$ 30,746	$ 33,893
General and administrative expenses(1)	11,972	9,904	22,282	19,396
Selling expense	4,308	4,874	9,176	9,286
Depreciation and amortization	1,318	1,370	2,652	2,763
Operating (loss) income	$ (3,827)	$ 1,296	$ (3,364)	$ 2,448
Interest expense	1,318	834	2,164	1,701
(Loss)/income before taxes	$ (5,145)	$ 462	$ (5,528)	$ 747
Income tax (benefit)/expense	(1,672)	147	(1,813)	243
Net (loss)/income	$ (3,473)	$ 315	$ (3,715)	$ 504
(Loss)/income per diluted share	$ (0.19)	$ 0.02	$ (0.20)	$ 0.03

Shares used in fully diluted EPS	18,230,893	18,124,930	18,204,545	18,042,099

Reconciliation of Non-GAAP EBITDA

Net (loss)/income	$ (3,473)	$ 315	$ (3,715)	$ 504
Plus: interest expense	1,318	834	2,164	1,701
Plus: (benefit)/expense for income taxes	(1,672)	147	(1,813)	243
Plus: depreciation and amortization	1,318	1,370	2,652	2,763
Plus: non-cash stock based compensation expense	246	290	419	543
Plus: permitted add-backs (2)	4,416	402	5,015	1,358
Adjusted EBITDA	$ 2,153	$ 3,358	$ 4,723	$ 7,112

Reconciliation of Adjusted EPS
Net (loss) Income	$ (3,473)	$ 315	(3,715)	504
Plus: permitted add-backs(3)	2,981	271	3,370	917
Plus: unamortized financing costs (4)	462	$ --	460	--
Adjusted Net (loss) income	$ (30)	$ 586	$ 115	$ 1,421
Adjusted Earnings per diluted share	$ (0.00)	$ 0.03	$ 0.01	$ 0.08

(1) Includes stock option expense

(2)Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted addbacks for the three months ended July 4, 2015 consisted of special projects, primarily legal fees ($1,762), losses from the inventory liquidation plan ($1,775), losses from exiting the furniture category ($734), and board fees ($145). Permitted add-backs for the three months ended June 30, 2014 consisted of board fees ($155), Carter's scrap/donations ($150), special projects ($58) and severance related costs ($39). Permitted add-backs for the six months ended July 4, 2015 consisted of special projects, primarily legal fees ($2,196), losses from the inventory liquidation plan ($1,775), losses from exiting the furniture category ($734), and board fees ($310). Permitted add-backs for the six months ended June 30, 2014 consisted of severance related costs ($720), board fees ($346) Carter's scrap/donations ($219) and special projects ($73).

(3)Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements, net of taxes. Permitted addbacks for the three months ended July 4, 2015 consisted of special projects, primarily legal fees ($1,189), losses from the inventory liquidation plan ($1,198), losses from exiting the furniture category ($495), and board fees ($99). Permitted add-backs for the three months ended June 30, 2014 consisted of board fees ($105), Carter's scrap/donations ($101), special projects ($39) and severance related costs ($26). Permitted add-backs for the six months ended July 4, 2015 consisted of special projects, primarily legal fees ($1,476), losses from the inventory liquidation plan ($1,193), losses from exiting the furniture category ($493), and board fees ($208). Permitted add-backs for the six months ended June 30, 2014 consisted of severance related costs ($486), board fees ($234), Carter's scrap/donation ($148) and special projects ($49).

(4)Write off of unamortized deferred financing costs and termination fees associated with the Company's old credit facility, net of taxes, for the three months ended July 4, 2015 ($462) and for the six months ended July 4, 2015 ($460).

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	July 4, 2015	January 3, 2015
	(unaudited)

Cash and cash equivalents	$ 1,485	$ 1,272
Trade receivables, net	40,401	38,794
Inventory, net	42,911	44,010
Property and equipment, net	11,975	13,080
Other intangible assets, net	20,607	20,679
Other assets	5,325	4,632
Total assets	$ 122,704	$ 122,467

Accounts payable	$ 30,444	$ 21,878
Accrued expenses	$ 7,538	8,628
Current portion of long-term debt	2,101	1,641
Long term debt, less current portion	53,192	57,097
Other long term liabilities	2,817	2,994
Deferred tax liabilities	2,402	2,378
Total liabilities	$ 98,494	$ 94,616

Total stockholders' equity	24,210	27,851
Total liabilities and stockholders' equity	$ 122,704	$ 122,467
CONTACT: Company Contact:
         Chris Witty
         Investor Relations
         646-438-9385
         cwitty@darrowir.com